UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2013

Cousins Properties Incorporated

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

001-11312

(Commission File Number)

58-0869052

(IRS Employer Identification Number)

191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 407-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 29, 2013, Cousins Properties Incorporated (the “Company”) entered into a definitive agreement to purchase 816 Congress, an approximately 434,000 square feet Class A office property located in the central business district of Austin, Texas, for an aggregate purchase price of $103.5 million (or approximately $239 per square foot) and an aggregate net purchase price of $101.5 million after credits for outstanding tenant improvements, leasing commissions and rent abatements. This twenty-floor building, which was initially constructed in 1984 and substantially renovated in 1994, is currently 78% leased. The three largest tenants in the building are Teacher Retirement System of Texas, the law firm of Lloyd Gosselink Rochelle & Townsend, P.C., and the United States Attorney’s office, which collectively represent 26% of the leasable square footage. The Company believes the property provides a number of value creation opportunities, including the lease up of remaining vacant space, rolling of expiring leases to more favorable market rents and leveraging recent capital improvements at the property. The Company’s due diligence period expired on April 8, 2013, and its $4.0 million in earnest money is now non-refundable (subject to satisfaction of customary closing conditions, including receipt of satisfactory estoppel certificates). Subject to the satisfaction of these customary closing conditions, the transaction is scheduled to close in mid-April 2013. Although the Company has entered into a definitive agreement to acquire 816 Congress, it can make no assurance that it will complete this acquisition.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2013

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
Pamela F. Roper
Senior Vice President, General Counsel and Corporate Secretary